Exhibit 5.1


                              May 13, 1996


Baldwin Piano & Organ Company, Inc.
422 Wards Corner Road
Loveland, Ohio 45140-8390

     Re: Registration of 100,000 Shares of Common Stock of Baldwin Piano & Organ Company Pursuant to Registration Statement on Form S-8 Filed with the Securities and Exchange
          Commission

Ladies and Gentlemen:

     We have acted as counsel to Baldwin Piano & Organ Company, a Delaware corporation ("Company"), in connection with the registration of 100,000 Shares of Common Stock of the Company, as set forth in the Form S-8 Registration Statement filed by the Company with the Securities and Exchange Commission.

     As counsel for the Company we have made such legal and factual examinations and inquiries as we deem advisable for the purpose of rendering this opinion. In addition, we have examined such documents and materials, including the Certificate of Incorporation, ByLaws, and other corporate records of the Company, as we have deemed necessary for the purpose of this opinion.

     On the basis of the foregoing, we express the opinion that the 100,000 shares being registered by the Company are currently validly authorized and, when issued upon the exercise of stock options granted pursuant to the Karen L. Hendricks Employment Agreement, will be legally issued, fully paid and non-assessable shares of Common Stock of the Company.

     We hereby consent to the filing of this opinion as part of the above-referenced Registration Statement and amendments thereto and to the reference to our firm in the Registration Statement under the caption "Interests of Named Experts and Counsel."

                              Very truly yours,

                              GRAYDON, HEAD & RITCHEY


                              By:  THOMAS W. KAHLE
                                   Thomas W. Kahle